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                                                                    Exhibit 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports on the consolidated financial statements of Snyder Communications, Inc. and the combined financial statements of Circle.com dated February 21, 2001 included in Snyder Communications, Inc.'s Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement. We further consent to the incorporation by reference in this registration statement of our reports dated February 21, 2001 regarding the financial statement schedules of Snyder Communications, Inc. and Circle.com included in Snyder Communications, Inc.'s Form 10-K for the year ended December 31, 2000.


                                                ARTHUR ANDERSEN LLP



Vienna, Virginia
May 18, 2001